EXHIBIT 99.1

PFF BANCORP, INC. PROVIDES PRELIMINARY FINANCIAL

INFORMATION FOR QUARTER ENDED MARCH 31, 2008

RANCHO CUCAMONGA, Calif., April 30, 2008 – PFF Bancorp, Inc. (NYSE:PFB, the “Holding Company”), the holding company for PFF Bank & Trust (the “Bank”), Diversified Builder Services, Inc. and Glencrest Investment Advisors, Inc., today announced that it expects to report a consolidated net loss of approximately $159 million for the quarter ended March 31, 2008. The operating results for the quarter include an estimated $196 million consolidated provision for loan and lease losses and an estimated $44 million valuation allowance established against the Holding Company’s consolidated deferred tax asset.

The Holding Company has a secured term loan agreement with a commercial bank, with a current outstanding balance of $44.0 million. Upon the filing of its quarterly Thrift Financial Report on April 30, 2008, the Bank is classified as “adequately capitalized” for regulatory purposes. This classification would have resulted in an event of default under a covenant of the loan agreement as of April 30, 2008. On April 30, 2008, the lender granted the Holding Company a waiver of all events of default as of April 30, 2008, including the requirement to make prepayments on the loan upon receipt of any excess cash flow. The Holding Company is working with the lender to further restructure the loan agreement.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to, among other things, expectations of the business environment in which the Holding Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Holding Company’s strategic objectives. These forward-looking statements are based upon current management expectations, and may therefore involve risks and uncertainties. The Holding Company’s actual results or performance, may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the California real estate market, competitive conditions in the business and geographic areas in which the Holding Company conducts its business, regulatory actions or changes, actions by lenders and customers, the possibility of a going concern explanatory paragraph in our independent registered public accountants’ opinion on the Holding Company’s March 31, 2008 consolidated financial statements and other risks detailed in the Holding Company’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2007. The Holding Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact Kevin McCarthy, President and CEO or

Gregory C. Talbott, Senior Executive Vice President, COO/CFO,

PFF Bancorp, Inc.

9337 Milliken Avenue, Rancho Cucamonga, CA 91730

(909) 941-5400

http://www.pffbank.com